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                                  EXHIBIT 4.27

                         PROFESSIONAL SERVICES AGREEMENT


                  Between Registrant and E. Maxwell Malone(1)



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                         PROFESSIONAL SERVICES AGREEMENT

         This Agreement memorializes an Agreement between Helionetics, Inc., with its place of business at 6849 Hayvenhurst Avenue, Van Nuys, California 91406 (herein referred to as "Client") and E. Maxwell Malone with his\their place of business at 7 Dartmouth Irvine, CA 92715 (herein referred to as "Employee\Consultant") as through August 1996. In consideration of the mutual covenants contained herein and other valuable consideration, the receipt and adequacy of which is acknowledged, the parties do hereby agree as follows:

I.QUALIFICATION: The Employee has special skill and and experience in certain fields of activity in which the Client is interested.

         II. SERVICES RENDERED: Client engaged the nonexclusive services of Employee in 1995\1996 and Employee rendered substantial services to Client over the period ended August 31,1996.

         III. COMPENSATION: The Client issued to Employee an amount of 98,380 restricted shares of the Client's common stock, in payment in full for the aforesaid services rendered through August 31, 1996.

         IV. ENTIRE AGREEMENT: This document represents the complete agreement between the parties and may be modified or amended only by executed written agreements. This Agreement shall be construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF: The parties hereto have duly executed this Agreement as of the day and year noted above.


"Client"                                              "Consultant"
HELIONETICS, INC.


By:/s/ E. MAXWELL MALONE                              /s/ E. MAXWELL MALONE
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   E. Maxwell Malone                                      E. Maxwell Malone
   Chief Executive Officer